Exhibit 10.14

July 31, 2012

Rohan Hastie

[omitted]

[omitted]

RE: Retention Bonus

Dear Rohan:

As a valued member of the management team of Hologic and now the newly acquired Gen-Probe, your strong knowledge, skills and experience are even more essential to the successful integration of both companies. Hologic wants to encourage you to stay in your role, particularly as we integrate Gen-Probe into Hologic. As such, you have been selected to participate in a retention program that was developed in connection with this integration. Subject to the terms and conditions set forth below, I am pleased to inform you that you are eligible for a total bonus in the amount of $325,000 (the “Retention Bonus”) contingent upon the following:

•	You remain continuously employed by Hologic through August 14, 2013 and August 14, 2014 (the “Retention Dates”)

•	You perform to the best of your abilities

The Retention Bonus will be paid out within thirty (30) days following the Retention Dates (50% on August 14, 2013 and 50% on August 14, 2014) and will be subject to all applicable federal, state and/or local withholding and/or payroll taxes. Payment will be processed during the next regularly scheduled payroll.

Hologic is not obligated to pay you the Retention Bonus if you voluntarily leave Hologic prior to the Retention Date or if you are involuntarily terminated because your job performance or conduct is not at a satisfactory level. Please also keep in mind that nothing herein alters the at-will nature of your employment, meaning that you or Hologic may terminate your employment at any time with or without notice or cause. You hereby agree to keep the terms of this letter confidential and not to disclose this letter or its terms except to your spouse, attorney, or financial advisor.

I look forward to your great success and the success of the Diagnostics Division.

Sincerely,		ACCEPTED AND AGREED:
HOLOGIC, INC.
/s/ Rohan Hastie

By:	/s/ Dave Brady	Rohan Hastie
Name:	Dave Brady
Title:	SVP, Human Resources	Dated: 08/08/2012